AMENDMENT 9

This amendment (the “Amendment”) between the parties signing below (each, a “Party” and collectively, the “Parties”) amends the Existing Agreement as of September 30, 2026 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated April 16, 2018, as amended
“ALPS”	ALPS Portfolio Solutions Distributor, Inc.
“Trust”	Financial Investors Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Portfolio Solutions Distributor, Inc.		Financial Investors Trust
By:	/s/ Stephen Kyllo	By:	/s/Lucas Foss
Name:	Stephen Kyllo	Name:	Lucas Foss
Title:	SVP & Director	Title:	President

Schedule A to this Amendment Amendments

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1. The current Appendix A is deleted in its entirety and replaced with the following:

SCHEDULE A

LIST OF FUNDS

Open-End Mutual Funds

ALPS Balanced Opportunity Fund

ALPS Global Opportunity Fund

ALPS/CoreCommodity Management CompleteCommodities Strategy Fund

Kotak India Equity Fund

ALPS/Smith Credit Opportunities Fund

ALPS/Smith Short Duration Bond Fund

ALPS/Smith Total Return Bond Fund

ALPS Asset Allocation Growth & Income

Exchange-Traded Funds

ALPS/CoreCommodity Natural Resources ETF

ALPS Premium Income Fund

Schedule B to this Amendment General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.